EXHIBIT 10.31

FIRST AMENDMENT TO BERRY PLASTICS GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Berry Plastics Group, Inc. (the “Company”) 2012 Long-Term Incentive Plan (the “Plan”) (all capitalized terms not defined herein shall have the meanings ascribed to them by the Plan) is adopted, effective as of August 1, 2013, by the Board and the Committee.

The Plan is amended as follows:

1.	Retirement. Section 1(oo) of the Plan is amended and restated to read as follows:

“Retirement” means a Participant’s termination of employment with the Company and its Subsidiaries for any reason (other than a termination by the Company for Cause or termination by reason of death or Disability) on or after attaining the age of 55 with at least five years of service, but only so long as the sum of the Participant’s age and the Participant’s years of service with the Company and its Subsidiaries as of such retirement equals or exceeds 65.  For purposes of computing such sum, each of the Participant’s age and years of service shall be rounded down to the nearest whole number.

2.	Termination of Employment. The first sentence of Section 5(j) of the Plan is amended to include the following language at the beginning thereof: “Except as otherwise provided in an Award Agreement,”

3.
Miscellaneous.  Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

Date: December 11, 2013	/s/ Edward Stratton
Executive Vice President